Exhibit 10.1

EMPLOYMENT AGREEMENT TERMINATION

AND RELEASE AGREEMENT

Dated as of December 30, 2018

This Employment Agreement Termination and Release Agreement (this “Agreement”) is entered into between Avadel Management Corporation, a Delaware corporation (the “Employer”), and Avadel Pharmaceuticals plc, an Irish public limited company and the parent of the Employer (the “Parent” and, together with the Employer, the “Companies”), on the one hand, and Michael S. Anderson, an individual resident of the State of South Carolina (the “Executive”), on the other hand. The Employer, the Parent and the Executive may be referred to herein individually as a “Party” and collectively as the “Parties.” This Agreement will become effective on the day following the seven-day Revocation Period described in Section 6 hereof (the “Effective Date”), provided that the Executive does not revoke the Agreement within the Revocation Period.

WHEREAS, the Employer and the Executive are parties to that certain Employment Agreement dated as of August 15, 2017 (the “Employment Agreement”); and the Parties wish to set forth their mutual agreement to terminate the Employment Agreement and the Executive’s employment thereunder on the terms set forth herein.

NOW THEREFORE, in consideration of the premises, mutual promises, and agreements of the Parties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties agree to the following:

1. Termination. Except as expressly provided in this Agreement, the Parties acknowledge and agree that:

(i) the Employment Agreement and the Executive’s employment thereunder are hereby terminated effective as of the date the Executive executes this Agreement (the “Termination Date”) notwithstanding any provisions hereof to the contrary and whether or not this Agreement becomes effective, except that the Executive shall continue to be subject to and bound by Section 4 of the Employment Agreement, and Sections 2.3, 2.5(c), 3, 4 and 5 of the Employment Agreement shall also remain in full force and effect following the execution and delivery of this Agreement and the Effective Date and the termination of the Executive’s employment;

(ii) from and after the Termination Date, the Executive shall have no further privileges with or duties or obligations to the Parent, the Employer or any of the Parent’s other direct or indirect subsidiaries (such subsidiaries, together with the Parent and the Employer, collectively, the “Group”), and shall not represent himself as being an employee, officer, director, agent or representative of any member of the Group for any purpose; and

(iii) the Executive resigns as a member of the Board of Directors of the Parent and any member of the Group as of the Termination Date.

For the avoidance of doubt, the Executive acknowledges that he is no longer the Chief Executive Officer of the Parent.

2. Return of Property. The Executive represents and warrants that he has returned to the Employer all property of any member of the Group, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other Group property in the Executive’s possession (other than documents pertaining to the Executive’s own compensation and benefits). Such property also includes, without limitation, any originals, copies, and abstracts containing any Restricted Information (as defined in the Employment Agreement) in the Executive’s possession or control.

3. Executive Representation. The Executive hereby represents and warrants to the Companies that the Executive has not engaged in any unlawful conduct relating to the business of the Group.

4. Separation Benefits.

(a) Provided that the Executive executes this Agreement and returns it to the Companies as described in Section 6 hereof within twenty-one (21) days after December 21, 2018 (the date this Agreement was presented to him) and does not revoke this Agreement within the Revocation Period described in Section 6 hereof, the Employer shall pay or provide (as applicable) to the Executive the following benefits (collectively, the “Separation Benefits”):

(i) A cash payment of $899,106.00, representing 1.5 times the Executive’s final annual base salary, which shall be paid to the Executive (less required withholdings) in eighteen (18) consecutive, equal monthly installments in accordance with the Employer’s normal payroll practices, with such installments to be no less frequently than monthly, commencing on the first payroll date following the Termination Date provided, however, that any installments that the Executive would otherwise be entitled to receive under this Section 4(a)(i) prior to the Effective Date shall be accumulated and paid in a lump sum on the first monthly payroll date occurring after the Effective Date.

(ii) A cash payment of $48,495.50 in exchange for the Executive’s cooperation as set forth in Section 7(a) hereof, to be paid to the Executive (less required withholdings) on the first monthly payroll date occurring after the one-month anniversary of the Effective Date.

(iii) The Parent will waive the post-termination limitation on the exercise period under any of the Executive’s vested options under equity incentive plans relating to the Parent’s equity securities but the Executive will still be bound by the original, ten-year expiration date of the options; provided, however, that, for the avoidance of doubt, all awards and options with respect to the Parent’s equity securities under any such incentive plans that have not vested as of the Termination Date shall no longer be subject to further vesting and shall be cancelled effective as of the Termination Date.

(iv) The Employer shall provide the Executive an automobile allowance of $1,000.00 per month for eighteen (18) months, which shall be paid to the Executive in one lump sum of $18,000.00 (less required withholdings) on the first monthly payroll date after the one-month anniversary of the Effective Date.

(v) If the Executive and/or his spouse timely and properly elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Employer shall pay the COBRA premiums on a monthly basis on behalf of the Executive and his spouse (at coverage levels in effect immediately prior to the Termination Date) until the earlier of: (i) eighteen (18) months following the Termination Date and (ii) when the Executive (and/or his spouse, as applicable) becomes covered under another employer’s health plan or otherwise become ineligible for COBRA.

(b) The Executive understands, acknowledges, and agrees that the Separation Benefits exceed what the Executive is otherwise entitled to receive upon a termination of the Employment Agreement and any related separation from or termination of employment. Nothing in this Agreement shall be deemed or construed as an express or implied policy or practice of the Group to provide these or other benefits to any individuals other than the Executive and his spouse.

(c) Notwithstanding any other provision of this Agreement, the Executive shall be entitled to receive (i) the Executive’s annual base salary through the Termination Date which remains unpaid, (ii) any accrued but unpaid bonuses for any completed fiscal year of either Company due to the Executive under any Company benefit plan, (iii) any reimbursements for expenses incurred but not yet paid, (iv) any accrued but unpaid vacation pay due to the Executive and (v) any benefits which pursuant to the terms of any plans, policies or programs have been earned by or become payable to the Executive, but which have not yet been paid to the Executive. The foregoing amounts will be paid to the Executive in a lump sum (less withholdings) as soon as administratively practicable (and no later than forty-five (45) days) after the Termination Date, except that any benefits owed to the Executive under the terms of any Company benefit plans, policies or programs shall be paid in accordance with the terms of such Company benefit plans, policies or programs. Notwithstanding the foregoing, the Executive shall not be entitled to receive, and hereby agrees to forfeit, any severance benefits that the Executive otherwise might be eligible to receive under any other Company benefit plans, policies or programs.

5. Release; Waiver and Covenant Not to Sue.

(a) Release and Waiver of Claims by the Executive. The Executive, on behalf of himself and his heirs, executors, representatives, agents, insurers, administrators, successors, and assigns (collectively, the “Releasors”), except only as may be expressly provided in this Agreement (including but not limited to in Section 5(d) hereof), irrevocably and unconditionally fully and forever releases, waives, and discharges the Parent, the Employer and each other member of the Group, their respective affiliates, predecessors, successors, and assigns, and their respective officers, directors, employees, shareholders, trustees and partners, in their corporate and individual capacities (collectively, the “Releasees”), from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever (collectively, “Claims”), whether known or unknown, from the beginning of time through the Effective Date, including, without limitation, any claims under any federal, state, local or foreign law, that Releasors may have, have ever had, or may in the future have arising out of, or in any way related to the Executive’s hiring, salary or other compensation, benefits, employment, termination or separation from employment with or service to the Parent, the Employer and each other member of the Group (including termination of the Employment Agreement) and any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter, including, but not limited to:

(i) any and all claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act (with respect to existing but not prospective claims), the Equal Pay Act, the Executive Retirement Income Security Act, (with respect to unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Age Discrimination in Employment Act, the Uniform Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released;

(ii) any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released, including, but not limited to, any amounts owed to the Executive under the Employment Agreement;

(iii) any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

(iv) any and all claims for monetary or equitable relief, including but not limited to attorneys' fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs, and disbursements.

By referencing the laws above, the Companies do not admit to coverage of the Group or the Releasees under any of these laws. The Executive represents that the Executive has not assigned or transferred, or purported to assign or transfer, any of the claims released in this Section 5(a) or any portion thereof or interest therein to any third party prior to the Effective Date.

(b) Release and Waiver of Claims by the Company. In exchange for the agreement of the Executive as set forth herein, the Company and the Group, irrevocably and unconditionally fully and forever release, waive, and discharge the Executive from any and all Claims, whether known or unknown, from the beginning of time through the Effective Date, without limitation, any claims under any federal, state, local or foreign law, that the Company or the Group may have, have ever had, or may in the future have against Executive arising out of, or in any way related to the Executive’s employment with or service to the Company and the Parent, except as provided in Section 5(e) hereof.

(c) Settlement, Accord, Satisfaction and Covenant Not to Sue. The Executive acknowledges that this Agreement constitutes a full settlement, accord and satisfaction of all Claims covered by the provisions of Section 5(a) hereof. The Executive covenants and agrees not to sue or file any Claim against any of the Releasees in any court of law with respect to any Claim released by Section 5(a) hereof. The Executive also agrees to waive the right to receive future monetary recovery directly from the Companies or Releasees, including payments by any member of the Group that result from any complaints or charges that the Executive files with any governmental agency (including the Equal Employment Opportunity Commission) or that are filed on the Executive’s behalf.

(d) Claims Not Released by the Executive. Notwithstanding the foregoing, it is understood by the Parties that the Executive is not releasing any claims that may arise under the terms of this Agreement or that may arise out of events occurring after the Effective Date or that may not be released as a matter of law. The Executive also is not releasing claims to any benefits that the Executive already is entitled to receive under any of the employee benefit plans of the Group, or any right the Executive has to benefits under workers’ compensation laws, unemployment compensation laws or COBRA. However, the Executive understands and acknowledges that nothing herein is intended to, nor shall it be construed to, require any member of the Group to institute or continue in effect any particular plan or benefit sponsored by the Employer or the Parent. The Companies hereby reserve the right to amend or terminate any compensation or benefit programs of any member of the Group at any time in accordance with the procedures set forth in such plans or programs.

(e) Claims Not Released by the Company. Notwithstanding the foregoing, it is understood by the Parties that the Company is not releasing any claims that may arise under the terms of this Agreement or that may arise out of events occurring after the Effective Date or that may not be released as a matter of law. The Company also is not releasing claims against Executive associated with any criminal action or willful misconduct by and of the Executive.

6. Consideration Period and Right to Revoke. The Parties acknowledge and agree that the Executive has been given at least twenty-one (21) calendar days to consider the terms of this Agreement (although the Executive may execute this Agreement at any time within the 21-day period). The Executive understands that he may revoke the Agreement by notifying the Companies in writing of such revocation within seven (7) calendar days following execution thereof (the “Revocation Period”). If the Executive chooses to revoke this Agreement, the Executive must provide written notification of the revocation to Phillandas T. Thompson at the Employer by email/fax/overnight delivery (in accordance with the notices provision set forth in Section 9(j) hereof) before the end of the Revocation Period and such notice must be received by the close of business on the seventh day following the date the Executive signed this Agreement to be effective. If the Executive revokes this Agreement within the Revocation Period, this Agreement shall not become effective and the Executive will not receive the Separation Benefits described in Section 4 of this Agreement. If the Executive does not revoke the Agreement within the Revocation Period, the Agreement will be binding upon the Executive on the Effective Date (as defined in the initial paragraph of this Agreement) and will be irrevocable.

7. Cooperation.

(a) The Group may desire to consult with the Executive for a limited time following the date hereof with respect to the transition of his duties and certain other matters. Accordingly, for thirty (30) days following the Termination Date, to the extent reasonably requested by the Employer, the Executive shall consult with and cooperate with the Group in connection with such matters as the Group may request which relate to the Executive’s prior service to the Group. The Parties agree that (i) any services the Executive may provide shall not result in the extension of the Executive’s employment beyond the Termination Date and (ii) in no event will the level of services that the Executive will provide after the Termination Date exceed twenty percent (20%) of the level of services that the Executive has provided over the immediately-preceding thirty-six (36) month period.

(b) The Executive agrees that the Executive shall, to the extent reasonably requested in writing, cooperate with the Group in any pending or future litigation in which any member of the Group is a party, and regarding which the Executive, by virtue of his relationship with the Group, has factual knowledge or information relevant to said litigation. The Executive further agrees that in any such litigation, the Executive shall, without the necessity for subpoena, provide, in any jurisdiction in which the member of the Group requests, truthful testimony relevant to said litigation.

(c) The Employer shall reimburse the Executive for reasonable expenses (including attorney fees) incurred in connection with the cooperation described in this Section 7. Any expenses incurred with this cooperation shall be paid within sixty (60) days after the Executive submits such expenses to the Employer.

8. Remedies. If the Executive fails to comply with any of the terms of this Agreement or Sections 4.1, 4.2, 4.3, or 4.4 of the Employment Agreement, the Employer may, in addition to any other remedies it may have, reclaim the gross amount (before withholding taxes) of any Separation Benefits paid to or on behalf of the Executive under the provisions of this Agreement or terminate any Separation Benefits that are later due under this Agreement, without waiving the releases provided in it.

9. Miscellaneous.

(a) Assignment. The Companies may assign their rights under this Agreement to any entity that assumes the Companies’ obligations hereunder in connection with a merger, consolidation or sale or transfer of all or substantially all of the Companies’ assets to such entity. This Agreement shall inure to the benefit of the Group and its successors and assigns. The Executive may not assign this Agreement in whole or in part. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment.

(b) Governing Law: Jurisdiction and Venue. This Agreement and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of the State of Missouri (including its statutes of limitations) without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply.

(c) Entire Agreement. This Agreement contains all of the understandings and representations between the Companies and the Executive relating to the subject matter hereof and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding such subject matter, including, without limitation, the Employment Agreement which shall be deemed terminated as of the Effective Date, except Sections 2.3, 2.5(c), 3, 4, and 5 of the Employment Agreement. For the avoidance of doubt, it is expressly agreed and understood that the Parties shall continue to be bound by the provisions of Sections 2.5(c) and 4.2 of the Employment Agreement. In the event of any inconsistency between this Agreement and any other agreement between the Executive and the Companies, the statements in this Agreement shall control.

(d) Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Companies. No waiver by either Party of any breach by the other Party of any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by any of the Parties in exercising any right, power, or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

(e) Severability and Modification. If any of the provisions of this Agreement are determined by any court with jurisdiction over the matter to be unreasonable or unenforceable, in whole or in part, as written, the Parties hereby consent to and affirmatively request that such court reform the provision so as to be reasonable and enforceable and that such court enforce the provision as reformed. If any provision of this Agreement (except for the Release provision found in Section 5) is found by that court to be overbroad or otherwise unenforceable and not capable of modification, it shall be severed and the remaining provisions of the Agreement enforced in accordance with the tenor of this Agreement.

(f) Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

(g) Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.

(h) Non-admission. Nothing in this Agreement shall be construed as an admission by the Group of any wrongdoing, liability, or noncompliance under or with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation.

(i) Publicity. The Companies agree to permit the Executive to review and comment on any press release or public announcement regarding the termination of the Executive’s Employment Agreement or employment with the Employer.

(j) Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (A) when delivered by hand (with written confirmation of receipt); (B) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (C) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (D) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9(j)):

If to the Parent or the Employer:

Avadel Pharmaceuticals plc

16640 Chesterfield Grove Road, Suite 200

Chesterfield, Missouri 63017

E-mail: pthompson@avadel.com

Attention: Phillandas T. Thompson, Senior Vice President, General Counsel and Corporate Secretary

If to the Executive:	2870 Brownell Avenue Sullivans Island, SC 29482

(k) Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT THE EXECUTIVE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE RELEASEES FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

(l) Section 409A. It is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Because the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, any payments to be made or benefits to be delivered in connection with Executive’s “Separation from Service” (as determined for purposes of Section 409A of the Code) that constitute deferred compensation subject to Section 409A of the Code would not be made until the earlier of (i) the Executive’s death or (ii) six months after the Executive’s Separation from Service (the “409A Deferral Period”) as required by Section 409A of the Code. The Executive will incur a separation from service within the meaning of Section 409A of the Code as of the Termination Date. However, because (i) all rights to payments and benefits are to be treated as rights to receive a series of separate payments and benefits to the fullest extent permitted by Section 409A of the Code and (ii) under the Employment Agreement, the payments under this Agreement are to be bifurcated and treated as exempt from Section 409A of the Code under the short-term deferral or separation pay exceptions, to the extent permitted under Section 409A of the Code (with the earliest amounts payable to be first treated as exempt to the extent such exceptions are available), none of the amounts payable to the Executive under this Agreement are subject to the 409A Deferral Period. Notwithstanding any other provision of this Agreement, neither the Companies nor any other member of the Group shall be liable to the Executive if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Section 409A of the Code otherwise fails to comply with, or be exempt from, the requirements of Section 409A of the Code.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

COMPANIES:

AVADEL MANAGEMENT CORPORATION

By:	/s/ Phillandas T. Thompson
Name:	Phillandas T. Thompson
Title:	Secretary

AVADEL PHARMACEUTICALS, PLC

By:	/s/ Phillandas T. Thompson
Name:	Phillandas T. Thompson
Title:	Senior Vice President, General Counsel and Corporate Secretary

EXECUTIVE:

/s/ Michael S. Anderson
Michael S. Anderson